BancFirst Corporation Announces Acquisition Of CSB Bancshares, Inc.

OKLAHOMA CITY, Oct. 8, 2015 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) today announced that it has completed the previously announced acquisition of CSB Bancshares, Inc. and its subsidiary bank, Bank of Commerce, with locations in Yukon, Mustang, and El Reno, Oklahoma. Bank of Commerce has approximately $196 million in total assets, $148 million in loans, $170 million in deposits, and $22 million in equity capital. The acquisition will be accounted for under the acquisition method. The bank will operate under its present name until it is merged into BancFirst, which is expected to be during the fourth quarter of 2015.

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 95 banking locations serving 52 communities across Oklahoma. More information can be found at www.bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

CONTACT: For additional information call: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Rainbolt, Chief Executive Officer at (405) 270-1002.